FILED PURSUANT TO RULE 424(b)3
                                                          FILE NUMBER: 333-77055


         STICKER SUPPLEMENT TO SUPPLEMENT NO. 3 DATED DECEMBER 17, 1999
            SUPPLEMENT NO. 3 DATED DECEMBER 17, 1999 TO BE USED WITH
                   SUPPLEMENT NO. 2 DATED OCTOBER 5, 1999, AND
                         PROSPECTUS DATED AUGUST 3, 1999

Supplement No. 2 dated October 5, 1999 (incorporating and replacing Supplement No. 1):
    (1) Reports on our purchase, either directly or through a subsidiary, of five Homewood Suites(Reg. TM) extended-stay hotels for an aggregate purchase price of $45,300,000
    (2) Reports on the short-term financing of 75% of the aggregate purchase price, or $33,975,000, secured by the properties and having a maturity date of October 1, 2000
    (3) Reports on the manner in which the hotels will be operated and managed, including a summary of the material contracts affecting these matters
    (4) Reports on the election of our Senior Vice President and Chief Operating Officer
    (5) Provides certain other information about us and the hotels we have purchased

Supplement No. 3 dated December 17, 1999:

    (1) Reports on our purchase, either directly or through a subsidiary, of five additional Homewood Suites(Reg. TM) extended-stay hotels for an aggregate purchase price of $40,280,000
    (2) Reports on the short-term financing of 75% of the aggregate purchase price, or $30,210,000, secured by the properties and having a maturity date of December 1, 2000
    (3) Reports on the manner in which the hotels will be operated and managed, including a summary of the material contracts affecting these matters
    (4) Provides certain other information about us and the hotels we have purchased
     As of August 23, 1999, we had closed on the sale of 1,666,666.67 of our common shares at a price of $9 per share, representing completion of the minimum offering. As of November 19, 1999, we had closed on the sale of 1,485,245 of our common shares at a price of $10 per share. These sales, when combined, represent gross proceeds of $29,852,450 and proceeds net of selling commissions and marketing expenses of $26,867,205. We are continuing the offering at $10 per share in accordance with the prospectus.

     We have paid a total real estate commission of $1,711,600, representing 2% of the aggregate purchase price for the hotels, to Apple Suites Realty Group, Inc., which is our real estate broker and is owned by our Chairman and Chief Executive Officer.